Exhibit 99.01

La Dow joins Scripps board of directors

For immediate release                                                                                                                                        (NYSE: SSP)

August 2, 2012

CINCINNATI – The directors of The E.W. Scripps Company have elected Anne La Dow, a great-great-granddaughter of the company’s founder, to serve on the board of directors. She succeeds John Burlingame, whose retirement became effective today.

La Dow, 53, began her service yesterday and will serve the remainder of the term that expires at the 2013 shareholder meeting.

“Anne’s insights in the area of human resources are especially relevant as the company continues to invest in talent and leadership for the future,” said Nackey Scagliotti, the board’s chair. “Her familiarity with both our history and with today’s rapidly changing media landscape assure that her guidance will add value for our company and for its shareholders.

“John Burlingame has provided immeasurable service to our board of directors during a period that saw tremendous shareholder return and growth for Scripps,” Scagliotti continued. “We are grateful for the outstanding contributions he has made over the past quarter century.”

In addition to being a member of the Scripps family, La Dow is a former employee of the company. In the 1990s, she worked in the human resources functions at Scripps newspapers in the California markets of Ventura and San Luis Obispo. She most recently worked in the legal field in Minnesota.

La Dow was recommended for the position by the trustees of The Edward W. Scripps Trust, which elects two-thirds of the company’s directors.

Burlingame is a retired partner in the law firm of Baker & Hostetler and has been a director of the company since it went public in 1988. He is a trustee of The Edward W. Scripps Trust, and will remain in that capacity.

About Scripps

Scripps is a leading media enterprise that embraces its rich history in delivering high-quality journalism through television stations, newspapers and the Scripps Howard News Service, while developing and expanding its digital strategies – including social gaming – for multiple platforms. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.

###

Contact Tim King, The E.W. Scripps Company, 513-977-3732

tim.king@scripps.com